CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Thrivent ETF Trust of our reports dated December 17, 2024, relating to the financial statements and financial highlights of Thrivent Core Small Cap Value Fund and Thrivent Mid Cap Value Fund, which appear in Thrivent Core Funds’ and Thrivent Mutual Funds’ Certified Shareholder Report on Form N-CSR, respectively, for the year ended October 31, 2024. We also consent to the references to us under the headings “Financial Statements”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

Minneapolis, Minnesota

September 3, 2025